CODE OF ETHICS
                                       OF
                                EXETER FUND, INC.
                         MANNING & NAPIER ADVISORS, INC.
                    MANNING & NAPIER INVESTOR SERVICES, INC.


     Adoption of this Code. This Code of Ethics ("Code") has been adopted by EXETER FUND, INC. (the "Fund"), MANNING & NAPIER ADVISORS, INC. (the "Advisor"), and MANNING & NAPIER INVESTOR SERVICES, INC. (the "Distributor") in compliance with Rule 17j-1 (the "Rule") under the Investment Company Act of 1940 (the "1940 Act").

     What Securities Are Covered by this Code. This Code covers all securities (and any options or warrants to purchase or sell the same) in which the Fund may invest, referred to as "Covered Securities." Covered Securities do not include U.S. Government securities, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements) and shares of registered open-end investment companies.
What Activities Are Covered by this Code. This Code applies to all activities by which a Covered Amount (see below) acquires or disposes of any direct or indirect beneficial interest in a Covered Security. (See Appendix A to this Code for a discussion of what constitutes such a beneficial interest). Any such activity referred to as a "Covered Activity". Covered Activities do not, however, include: (1) purchases or sales over which the person has no influence or control; (2) purchases or sales which are non-volitional on the part of the person, including purchases or sales upon the exercise of puts or calls written by the person and sales from a margin account to a bona fide margin call; (3) subsequent purchases of a previously approved Covered Security which are made as part of an automatic dividend reinvestment plan; or (4) purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer.
What Accounts Are Covered by this Code. This Code covers all securities accounts ("Covered Accounts") in which any Access Person (as defined in Appendix
B) has any direct or indirect beneficial interest. The Compliance Officer as designated by the President of the Fund, the Advisor and the Distributor, as applicable, shall be responsible, as required by the Rule, for the identification and notification of Access Person and the maintenance of records relating thereto.
Note:  Due to the beneficial ownership provisions of the Rule (see appendix
A), Covered Accounts may include accounts not only in the names of Access Persons, but other accounts not registered in their names, including accounts held for their benefit, certain family accounts and certain accounts of trusts, estates, partnerships and corporations. Access Persons may exclude accounts which would otherwise be Covered Accounts in certain cases as discussed in Appendix A. A Covered Account of or related to a particular Access Person is referred to as a "Covered Account of that Access Person" or in similar terms. Covered Transactions. A "Covered Transaction" as used in this Code means any Covered Activity in a Covered Account involving Covered Securities. Reporting Requirements.
A. Initial Holdings Reports. Each Access Person, except an independent Director, is required to provide an initial holdings report disclosing the securities he or she beneficially owns within 10 days of the date upon which he or she become an Access Person. The initial holdings report must contain the following information: (i) title, number of shares and principal amount of each security; (ii) the name of any broker, dealer or bank with whom he or she maintains a Covered Account; and (iii) the date the report is submitted.
B. Annual Holdings Reports. Each Access Person, except an independent Director, is required to provide a report disclosing the securities he or she beneficially owns as of December 31st of that year. The report must contain the following information: (i) title, number of shares and principal amount of each security; (ii) the name of any broker, dealer or bank with whom he or she maintains a Covered Account and; (iii) the date the report is submitted. The report must be submitted by January 31st of the following year. If the Access Person cannot provide the annual holdings report by January 31st, he or she must contact the Compliance Officer and obtain permission to submit the report at a later date. All Annual Reports must be current within 30 days of submission.
C. Quarterly Holdings Reports. Each Access Person, except an independent Director, is required to report all Covered Transactions in all of the Covered Accounts of that Access Person within 10 days after the end of the calendar quarter in which the Covered Transaction took place. It has been determined that this reporting requirement is to be implemented by requiring that copies of confirmations or monthly statements of all Covered Transactions be supplied. It is the responsibility of each Access Person to arrange, as to all of his or her Covered Accounts, that the same are supplied to the Compliance Officer. If there is such a Covered Transaction which is not the subject of a confirmation or statement so supplied, the Access Person, as to his or her Covered Account, must report it within the time period stated above; each such report shall contain the following information: (i) the date of the transaction and the title, the interest rate and maturity (if applicable) and quantity of the Covered Security involved; (ii) the nature of the transaction, i.e. purchase, sale or other type of acquisition or disposition; (iii) the price at which the transaction was effected; (iv) the name of the broker, dealer or bank with or through whom the transaction was effected; and (v) the date the report was submitted. With respect to any Covered Account established during the quarter, the report shall contain the following information: The name of the broker, dealer or bank with whom the account was established; and the date the account was established. Any Access Person may file with the Compliance Officer a written statement that the reporting of a specified Covered Security as required hereby shall not be construed as an admission by that Access Person that he or she has any direct or indirect beneficial ownership in such securities.
D. Independent Directors. Under the Rule, each independent Director (that is one who is not an "interested person" of the Fund as defined in the 1940 Act) must within 10 days after the end of each calendar quarter file a report (which is to be filed with the Compliance Officer) as to Covered Transactions; however, such a report need be made as to a particular Covered Security only if the Director at the time of that transaction knew, or in the ordinary course of fulfilling his or her official duties as a Director of the Fund should have known, that, during the 15 day period immediately preceding or after the Covered Transaction, the Covered Security is or was purchased or sold by the Fund or was "considered" for such purchase or sale. (See below for a statement as to when, for the purposes of this Code, such a purchase or sale is under consideration).

Prohibition  Against  Fraud,  Deceit  and  Manipulation.

Access Persons cannot, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by the Fund:

(1)     employ  any  device,  scheme  or artifice to defraud the Fund;

(2) make to the Fund any untrue statement of a material fact or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(3) engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Fund; or

(4)     engage  in any manipulative practice with respect to the Fund.

Pre-clearance Requirements. All Access Persons must pre-clear any proposed Covered Activity with the Trading Desk prior to proceeding with the transaction per the requirements of the "Employee Personal Securities Transaction Policy" attached as Appendix C. The following transactions shall be presumed to be entitled to clearance: (i) transactions which would appear, upon reasonable inquiry and investigation, to present no reasonable likelihood of harm to the Fund and which are otherwise in accordance with Rule 17j-1, and (ii) purchase or sales of securities that are not eligible for purchase or sale by the Fund.

     Investment Personnel (as defined in Appendix B) must obtain approval from the Compliance Department and the Trading Desk before acquiring beneficial ownership of any securities offered in connection with an Initial Public Offer or Limited Offering (as those terms are defined in Appendix B).

     Conflicting Transactions. No Access Person who is aware that the Fund is purchasing or selling a particular Covered Security or has such a purchase or sale under consideration may, as to any of his or her Covered Accounts, engage in any Covered Transaction as to that Covered Security or as to any security which is convertible into that Covered Security or into which it is convertible or any option or warrant relating to that Covered Security.

     For the purposes of this Code, a purchase or sale of a Covered Security by the Fund is under consideration: (i) when a Covered Security is recommended for purchase or sale; (ii) when a decision has been made, though not yet implemented, to make such purchase or sale; or (iii) with respect to a person making a recommendation when such a person seriously considers making such a recommendation.

     Construction and Administration of this Code. This Code shall be administered by the Compliance Officer. The Compliance Officer (or a Review Officer as designated by the Compliance Officer) shall have the following duties:

     A. The Compliance Officer shall notify each person who becomes an Access Person of their reporting requirements no later than 10 days before the first quarter in which such person is required to begin reporting.

     B. A Review Officer will, on a quarterly basis, compare all reported personal securities transactions of Access Persons with the Fund's completed portfolio transactions and a list of securities that were being considered for purchase or sale by the Advisor during the period to determine whether a Code violation may have occurred. On an annual basis, the Review Officer shall review the Duplicate confirmations and Annual Holdings reports of Investment Personnel against the database of Covered Securities purchased or sold by the Fund for patterns of trading activity that evidence a possible violation of the Code of Ethics. Before determining that a person has violated the Code, the Review Officer must give the person an opportunity to supply explanatory material.

(1) If the Review Officer finds that a material Code violation has occurred, or believes that a material Code violation may have occurred, the Review Officer must submit a written report regarding the possible violation, together with the confidential report and any explanatory material provided by the person, to the Executive Committee. The Executive Committee will determine whether the person violated the Code.

(2) No person is required to participate in a determination of whether he or she has committed a Code violation or discuss the imposition of any sanction against himself or herself.

(3) Review Officers will submit their own reports, as may be required to an Alternate Review Officer who shall fulfill the duties of the Review Officer with respect to the Review Officer's reports.

(4) The Review Officer will create a written report detailing any approval(s) granted to Investment Personnel for the purchase of securities offered in connection with an Initial Public Offering or Limited Offering. The report must include the rationale supporting any decision to approve such a purchase.

     Resolution; Sanctions. If the Executive Committee determines that a person has violated the Code, such committee will approve a proposed resolution of the situation and submit the proposed resolution, with a report on the violation, to the Board at the next regularly scheduled Board meeting unless, in the Executive Committee's sole discretion, circumstances warrant an earlier report. In lieu of proposing a resolution to the Board, the Executive Committee may, if appropriate, impose upon the person a resolution and/or sanctions that the committee deems appropriate.

     Annual  Written  Reports  to  the Board   At least annually, the Compliance
Officer, will provide written reports to the Fund's Board of Directors as follows:

     A. Issues Arising Under the Code. The reports must describe any material issue(s) that arose during the previous year under the Code or procedures thereto, including any material Code or procedural violations, and any resulting sanction(s).

     B. The Compliance Officer or the Executive Committee, as appropriate, may report to the Board more frequently as they deem necessary or appropriate and shall do so as requested by the Board.

     C. Certification. Each report must be accompanied by a certification to the Board that the Fund, Advisor and Distributor have adopted procedures reasonably necessary to prevent their Access Persons from violating the Code.

     Recordkeeping.  The  Fund will maintain the records set forth below.  These
     -------------
records will be maintained in accordance with Rule 31a-2 under the 1940 Act and the following requirements. They will be available for examination by representatives of the Securities and Exchange Commission and other regulatory agencies.

     A. A copy of this Code and any other code adopted by the Fund which is, or at any time within the past five years has been, in effect will be preserved in an easily accessible place.

     B. A record of any Code violation and of any sanctions taken will be preserved in an easily accessible place for a period of at least five years following the end of the fiscal year in which the violation occurred.

     C. A copy of each report submitted under this Code, including any information provided in lieu of any such reports made under the Code, will be preserved for a period of at least five years from the end of the fiscal year in which it is made, for the first two years in an easily accessible place.

     D. A record of all persons, currently or within the past five years, who are or were required to submit reports under this Code, or who are or were responsible for reviewing these reports, will be maintained in an easily accessible place.

     E. A copy of each annual report to the Board of Directors of the Fund required by this Code must be maintained for at least five years from the end of the fiscal year in which it is made, for the first two years in any easily accessible place.

F. The Fund, Advisor and Distributor must maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition of securities acquired in an Initial Public Offering or Limited Offering by any Investment Personnel after the end of the fiscal year in which the approval is granted.
                                   APPENDIX A


     The purpose of this Appendix is to discuss the circumstances in which the Access Person has a "direct or indirect beneficial interest" in a securities account. Under the Rule, this question is to be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of
Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1(a)(2) thereunder.

     Under the Rule, an Access Person need not report "with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control." Thus, even if an Access Person has a beneficial interest in an account, as discussed herein, any such account is not a Covered Account as defined in the Code. For the purposes of the Code, an Access Person may remove an account which would otherwise be a Covered Account from that category by filing with the Compliance Officer a statement indicating lack of influence and control as stated above together with such other documents as the Compliance Officer may require to demonstrate such lack of influence or control.

     The general categories of types of beneficial ownership may be summarized as follows: (i) direct ownership; (ii) securities held by others for the benefit of the Access Person; (iii) securities held by certain family members; and (iv) securities held by certain estates, trusts, corporations or partnerships.

     (i) Direct Ownership. This includes securities registered in the name of an Access Person and bearer securities of which the Access Person is the bearer.

     (ii) Securities Held by Others for the Benefit of an Access Person. This involves, in general, any agreement, arrangement or understanding under which an Access Person derives benefits substantially equivalent to those of ownership. This category would include, but not be limited to, securities held by pledges, custodians and brokers.

     (iii) Securities Held by Certain Family Members. The SEC has indicated that the "beneficial ownership" of an Access Person extends to securities owned (see below) by a wife or husband of that Access Person, by a minor child or by other relatives (i) sharing the same household, or (ii) not sharing same household but whose investments the Access Person directs or controls. That ownership by relatives may direct (i.e., in their own name) or in one or more of the indirect ways described in this Appendix. This beneficial ownership position of the SEC is not affected by whether or not the assets being invested are the separate property of the relative; however, an Access Person may, as described in the Code, disclaim beneficial ownership of any particular securities and also may, as described in this Appendix, remove from the category of Covered Accounts over which the Access Person has no direct or indirect influence or control.

     (iv) Securities Held by Estates, Etc. An Access Person may also have a beneficial interest in securities held by estates, trusts, partnerships or corporations. Access Persons who are (i) settlors (i.e., creators), trustees or beneficiaries of a trust; (ii) executors or administrators of, or beneficiaries or legatees of, an estate; (iii) partners of a partnership, or (iv) directors, officers or substantial shareholders of a corporation, which, in each case, invests in Covered Securities, are required to obtain a determination from the Compliance Officer as to whether the accounts in question are Covered Accounts. In making any such determination, the Compliance Officer may rely on an opinion of counsel.

                                   APPENDIX B

     1.     "Access  Person"  means:

          (i) With respect to the Fund, any director, officer or advisory person, as defined below, of the Fund;

          (ii) With respect to the Advisor, any director, officer or advisory person of the Advisor who, with respect to the Fund, makes any recommendation, participates in the determination of which recommendation shall be made, or whose principal function or duties relate to the determination of which recommendation shall be made to the Fund; or who, in connection with his or her other duties, obtains any information concerning recommendations being made by the Advisor to the Fund.

          (iii) With respect to the Distributor, any director, officer or general partner of the Distributor who, in the ordinary course of business, participates in or obtains information regarding the purchase or sale of Covered Securities by the Fund or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities.

     2.     "Advisory  Person"  of  the  Fund  and  the  Advisor  means:

          (i) Any employee of either of them (or of any company in the control relationship) who, in connection with is or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Covered Security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

          (ii) Any natural person in a control relationship to the Fund or the Advisor who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of a Covered Security.

     3.     "Investment  Personnel"  of  the  Fund  or  the  Advisor  means:

          (i) Any employee of the Fund or the Advisor or (or of any company in a control relationship) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of a Covered Security by the Fund.

(ii) Any natural person in a control relationship to the Fund or the Advisor who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of a Covered Security.

     3.     "Initial  Public  Offering"  means:
                                Exeter  Fund,  Inc.
                                1100  Chase  Square
                           Rochester,  New  York   14604
                                 (716)  325-6880

February  28,  2001

VIA  EDGAR

Securities  and  Exchange  Commission
File  Desk
Judiciary  Plaza
450  Fifth  Street  N.W.
Washington,  D.C.  20549

Re:   Exeter  Fund,  Inc.  (the  "Fund")
        File  Nos.  2-92633;  811-04087

Dear  Sir  or  Madam:

Enclosed for filing please find Post-Effective Amendment No. 37 to the Registration Statement on Form N-1A for the above-referenced Registrant.

We hereby represent, pursuant to paragraph (b)(4) of Rule 485, that this Post-Effective Amendment does not contain disclosure which would render it impossible for it to become effective on March 1, 2001, pursuant to paragraph
(b)  of  Rule  485.

If you have any questions or comments concerning this filing, please contact me.

Sincerely,

EXETER  FUND,  INC.


/s/Jodi  L.  Hedberg
   Jodi  L.  Hedberg
   Corporate  Secretary



          An offering of securities registered under the Securities and Exchange Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

     4.     "Limited  Offering"  means:

          An offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) of the Securities Act of 1933.